As filed with the Securities and Exchange Commission on June 11, 2014

Registration No. 333-_____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

USA Truck, Inc.
(Exact name of registrant as specified in its charter)

Delaware	71-0556971
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

3200 Industrial Park Road
Van Buren, Arkansas	72956
(Address of Principal Executive Offices)	(Zip Code)

USA Truck, Inc.
2014 Omnibus Incentive Plan
(Full title of the plan)

John M. Simone
President and Chief Executive Officer
USA Truck, Inc.
3200 Industrial Park Road
Van Buren, Arkansas 72956
(Name and address of agent for service)

(479) 471-2500
(Telephone number, including area code, of agent for service)
_________________________________________

Copy to:
Heidi Hornung-Scherr
Scudder Law Firm, P.C., L.L.O.
411 South 13th Street, Suite 200
Lincoln, Nebraska 68508
(402) 435-3223

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "accelerated filer," "large accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☐

Non-Accelerated filer (do not check if a smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Common Stock, $0.01 par value per share	500,000	$17.44	$8,720,000.00	$1,123.14

(1)
Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act") on the basis of the average of the high and low prices per share of the common stock of USA Truck, Inc. as reported on the NASDAQ Global Select Market on June 4, 2014.

In addition to the shares of common stock set forth in the table, pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminate number of additional shares of common stock as may become issuable pursuant to the anti-dilution adjustment provisions of the USA Truck, Inc. 2014 Omnibus Incentive Plan.

TABLE OF CONTENTS

DESCRIPTION	PAGE
PART I	4
PART II	4
SIGNATURES	7
POWER OF ATTORNEY	7
EXHIBIT INDEX	9
EX-5 OPINION OF SCUDDER LAW FIRM, P.C., L.L.O.
EX-23.1 CONSENT OF SCUDDER LAW FIRM, P.C., L.L.O. (included in Exhibit 5)
EX-23.2 CONSENT OF GRANT THORNTON LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EX-24 POWER OF ATTORNEY (included on the signature page of this Registration Statement)

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Form S-8 and Rule 428(b)(1) under the Securities Act, the documents containing the information specified in Part I of Form S-8 will be delivered to the individuals participating in the USA Truck, Inc. 2014 Omnibus Incentive Plan.  In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission"). Such documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents By Reference.

The following documents filed by USA Truck, Inc. ("the Company") with the Commission are incorporated herein by reference:

a)	The Company's latest annual report on Form 10-K for the year ended December 31, 2013, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; provided, however, that the Company is not incorporating any information furnished under any of Item 2.02 or Item 7.01 (including exhibits furnished under Item 9.01 in connection with information furnished under Item 2.02 or Item 7.01) of any current report on Form 8-K; and

c)
The description of the authorized capital stock of the Company contained in its Registration Statement Form 8-A filed with the Commission on February 13, 1992 and declared effective on March 19, 1992, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents; provided, however, that the Company is not incorporating any information furnished under any of Item 2.02 or Item 7.01 (including exhibits furnished under Item 9.01 in connection with information furnished under Item 2.02 or Item 7.01) of any current report on Form 8-K.

Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.       Description of Securities.

Not applicable.

Item 5.       Interests of Named Experts and Counsel.

Not applicable.

Item 6.       Indemnification of Directors and Officers.

    The Company is a Delaware corporation. Under Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law"), the Company has the power to indemnify its directors and officers, subject to certain limitation.

    Reference is made to Article VI of the Bylaws of the Company, as amended and restated (the "Bylaws"), which provides for indemnification of directors, officers, employees, and agents of the Company to the fullest extent authorized by Section 145 of the Delaware Law. In addition, Article VI of the Bylaws permits the Company to maintain insurance to protect itself and any of its directors, officers, employees, or agents against any expense, liability, or loss incurred as a result of any action, suit, or proceeding whether or not the Company would have the power to indemnify such person under the Delaware Law.

    Pursuant to Delaware Law, the Restated and Amended Certificate of Incorporation, as amended, eliminates the personal liability of the directors of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances.

    The foregoing summaries are necessarily subject to the complete text of the statute, bylaw, and charter provision referred to above and are qualified in their entirety by reference thereto.

Item 7.       Exemption From Registration Claimed.

    Not applicable.

Item 8.       Exhibits.

    For a list of exhibits, see the Exhibit Index in this Registration Statement, which information is incorporated herein by reference.

Item 9.       Undertakings

(a)       The undersigned registrant hereby undertakes:

  (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Buren, State of Arkansas, on June 11, 2014.

USA Truck, Inc.

By:	/s/ John M. Simone
John M. Simone
President, Chief Executive Officer, and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John M. Simone, Clifton R. Beckham, David F. Marano, and Heidi Hornung-Scherr, and each of them, as true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution, to execute in their respective names, individually and in each capacity stated below, the Registration Statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact and to file any such amendment to this Registration Statement, exhibits thereto, and documents required in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and their substitutes full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature, Name, and Title	Date

/s/ John M. Simone	June 11, 2014
John M. Simone President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ Clifton R. Beckham	June 11, 2014
Clifton R. Beckham Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ James D. Simpson, III	June 11, 2014
James D. Simpson, III Director

/s/ Terry A. Elliott	June 11, 2014
Terry A. Elliott Director

/s/ William H. Hanna	June 11, 2014
William H. Hanna Director

/s/ Richard B. Beauchamp	June 11, 2014
Richard B. Beauchamp Director

/s/ Robert A. Peiser	June 11, 2014
Robert A. Peiser Director

/s/ Robert E. Creager	June 11, 2014
Robert E. Creager Director

/s/ Vadim Perelman	June 11, 2014
Vadim Perelman Director

/s/ Thomas M. Glaser	June 11, 2014
Thomas M. Glaser Director

/s/ Alexander D. Greene	June 11, 2014
Alexander D. Greene Director

EXHIBIT INDEX

Exhibit Number	Description

4.1 4.2
Specimen certificate evidencing shares of the common stock, $.01 par value, of the Company (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-1, Registration No. 33-45682, filed with the Commission on February 13, 1992).
Restated and Amended Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report for the quarter ended March 31, 2013).

4.3 4.4
Bylaws of the Company, as amended and restated (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.
USA Truck, Inc., 2014 Omnibus Incentive Plan (incorporated by reference to Appendix A of the Company's 2014 Proxy Statement, filed with the Commission on April 25, 2014).

5*	Opinion of Scudder Law Firm, P.C., L.L.O.
23.1	Consent of Scudder Law Firm, P.C., L.L.O. (included in Exhibit 5).
23.2*	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.
24	Power of Attorney (included on the signature page of this Registration Statement).
99.1
USA Truck, Inc. 2014 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Company's Definitive Proxy Statement filed with the Commission on April 25, 2014, in connection with the 2014 Annual Meeting of Stockholders (File Number 001-35740)).

* Filed herewith